UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 16, 2001

(Date of earliest event reported)

HUFFY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio	1-5325	31-0326270
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

Huffy Corporation issued a press release announcing the execution of a definitive agreement to purchase the trademarks and selected cycling assets of Schwinn/GT Corp.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated July 16, 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant	HUFFY CORPORATION

/s/ Robert W. Lafferty
Date: July 16, 2001	By: Robert W. Lafferty
Vice President - Finance
Chief Financial Officer and Treasurer

Contact:    Robert W. Lafferty

                 Chief Financial Officer

                 (937) 865 -5407

HUFFY CORPORATION CONFIRMS OFFER FOR CYCLING ASSETS OF SCHWINN/GT

DAYTON, OHIO, JULY 16, 2001 - HUFFY CORPORATION (NYSE-HUF) confirmed today that the Company has executed a definitive agreement to purchase the trademarks and selected cycling assets of Schwinn/GT Corp. Under the terms of the agreement Huffy will pay an amount estimated to be in excess of $60.0 million for the brands and trademarks of Schwinn/GT and for the inventory, accounts receivable and certain other assets of the cycling business.

Schwinn/GT has commenced proceedings under Chapter 11 of the U. S. Bankruptcy Code. This filing is necessary to allow Schwinn/GT to complete the sale of the cycling business. In accordance with Section 363 of the Bankruptcy Code, other companies will have an opportunity to submit bids through a court supervised competitive bidding process. Additionally, expiration of the Hart-Scott-Rodino waiting period is required prior to closing of the transaction.

Don Graber, Chairman, President and CEO said, "An opportunity such as this comes along only rarely. The Schwinn(R) brand is one of the most widely recognized brand names in the world and together with GT(R) and other brands would strengthen our existing brand portfolio. The Schwinn and GT brands are ideal candidates for multi-channel distribution, capitalizing on Huffy's marketing and brand management expertise."

"The Schwinn/GT cycling business would be an excellent strategic fit within our existing bicycle business model and another example of Huffy's continuing commitment to exploring and implementing a variety of strategic alternatives to enhance earnings and maximize value for our shareholders. We will continue to work with our external financial advisors as we evaluate additional alternatives." Graber concluded.

Huffy Corporation (NYSE-HUF) is a leading provider of consumer and retail services and the leading supplier of bicycles and home basketball equipment.

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The discussion in this press release contains forward-looking statements and is qualified by the cautionary statements contained in the Company's report on Form 8-K, dated March 6, 2001.